Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated January 2, 2025, with respect to the balance sheets of Meridian Veterinary Investors Inc. as of November 14, 2024 (Inception Date), and the related statements of operations, changes in stockholders’ equity and cash flows for the period ended November 14, 2024and the related notes to the consolidated financial statements, which report appears in the Offering Circular that is a part of this Offering Statement.

SetApart Accountancy Corp

April 7, 2025

Los Angeles, California